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                                                                    EXHIBIT 99.1
                               [TRU*SERV LOGO](tm)

                                EARNINGS RELEASE

                                         For more information, contact:
                                         Marie Sasso
                                         TruServ Corporation
                                         (773) 695-5489

                    TRUSERV ANNOUNCES SECOND QUARTER RESULTS
                        TruServ reports revenue increase

         CHICAGO, JULY 30, 2004 - TruServ Corporation reported today revenue of $575.3 million for the quarter ended July 3, 2004, an increase of $2.1 million from $573.2 million for the same period a year ago. Net margin for the quarter was $16.9 million, versus $24.7 million a year ago. The prior year earnings include a $7.1 million gain from the April, 2003 early termination of various agreements related to the December 2000 sale of the company's lumber and building materials business. Prior year earnings also included $5.2 million of earnings related to the spring market held in the second quarter of 2003. This year's spring market was held in the first quarter.

         TruServ Corporation reported today revenue of $1,074.7 million for the six months ended July 3, 2004, an increase of 4.8 percent or $49.4 million from $1,025.3 million for the same period a year ago. Approximately half of the six month sales increase resulted from same store sales growth, the other half primarily from additional ship days in the period. Net margin for the six month period was $19.0 million, versus $20.8 million a year ago. The prior year margin includes the $7.1 million gain describe above.

         President and Chief Executive Officer Pamela Forbes Lieberman said, "We are pleased with the direction the co-op is moving. Our lift in year over year sales, our ability to lift the stock moratorium on July 6, 2004 and our lift in the number of new hardware store members we have signed this year, are just a few examples of our positive momentum."

         TruServ, headquartered in Chicago, is one of the world's largest member-owned wholesale hardware cooperatives with sales of $2.0 billion in 2003. The TruServ cooperative includes approximately 6,100 independent retailer locations worldwide operating under the store identities of True Value, Grand Rental Station, Taylor Rental, Party Central, Home & Garden Showplace and Induserve Supply. Additional information on TruServ and its retail identities is available at www.truserv.com.

This earnings release may contain forward-looking statements that involve risks and uncertainties. The following factors could cause results to differ materially from management expectations as projected in such forward-looking statements: seasonal variations, competition, risks of new business areas, the availability and cost of real estate and construction, and changes in federal or state legislation or regulations. Members are referred to the "Cautionary Note Regarding Forward-Looking Statements" in the company's most recent Form 10-K, which Note is incorporated into this news release by reference.

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